As filed with the Securities and Exchange Commission on January 31, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ResMed Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	98-0152841
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

14040 Danielson Street

Poway, California 92064-6857

(Address of Principal Executive Offices including Zip Code)

RESMED INC. 2006 INCENTIVE AWARD PLAN

(Full Title of the Plan)

DAVID PENDARVIS Senior Vice President, Global General Counsel and Secretary ResMed Inc. 14040 Danielson Street Poway, California 92064-6857 (858) 746-2400	Copy to: Regina M. Schlatter, Esq. Latham & Watkins LLP 650 Town Center Drive, Twentieth Floor Costa Mesa, California 92626 (714) 540-1235

(Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

	Amount to be Registered(1) (3)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $.004 per share	7,800,000	$50.44	$393,432,000	$42,097.22

(1)	Represents shares issuable under the ResMed Inc 2006 Incentive Award Plan (the “2006 Plan”). In accordance with Rule 416(a) of the Securities Act of 1933, as amended, this registration statement will also cover any additional shares of common stock which become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or similar transaction.
(2)	Estimated solely for the purposes of calculating the registration fee under Rule 457(h) and (c) under the Securities Act of 1933, as amended (the “Securities Act”), and is based on (i) the weighted average exercise price of $46.325 per share for 2,074,650 shares subject to outstanding options, and (ii) the average of the high and low sales price ($51.92) of the Common Stock, as reported on the New York Stock Exchange on January 26, 2007, for the remaining 5,725,350 shares issuable under the 2006 Plan.
(3)	Each share of common stock being registered, if issued before the Company terminates its Rights Agreement dated as of April 23, 1997, will include one preferred stock purchase right. The preferred stock purchase rights will not be exercisable or evidenced separately from the common stock before the occurrence of certain events described in the Rights Agreement.

Proposed sale to take place as soon after the effective date of the Registration

Statement as outstanding shares are purchased.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

We are not filing or including in this Form S-8 the information called for in Part I of the Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The Commission allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this registration statement, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the following documents we have filed, or may file, with the Commission:

(a)	The description of the Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on September 21, 1999 (File No. 000-26038), including any subsequently filed amendments and reports updating that description; and

(b)	The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006; and

(c)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2006; and

(d)	The Company’s Current Report on Form 8-K filed on November 15, 2006.

In addition, this registration statement will incorporate by reference all documents we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and before the filing of a post-effective amendment stating that all securities offered have been sold or deregistering all securities then remaining unsold. All those documents will be considered a part of this registration statement from the respective dates we file them. A Current Report on Form 8-K furnished to the Commission will not be incorporated by reference into this registration statement. Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement modified or superseded will not be deemed, except as modified or superseded, to be a part of this registration statement.

Item 4. Description of Securities

Not applicable.

Item 5. Named Experts and Counsel

The consolidated financial statements and schedule of ResMed Inc. as of June 30, 2006 and 2005, and for each of the years in the three-year period ended June 30, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2006, and the effectiveness of internal control over financial reporting as of June 30, 2006, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Item 6. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 also provides that a corporation similarly may indemnify any person serving in that capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of the action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification will be made in respect of any claim, issue or matter as to which the person will have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or another court in which the action or suit was brought determines on application that, despite the adjudication of liability but in view of all of the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the Delaware Court of Chancery or the other court deems proper. Our certificate of incorporation and bylaws provide that indemnification shall be to the fullest extent permitted by the DGCL for all our current or former directors or officers. As permitted by the DGCL, our certificate of incorporation provides that we will indemnify our directors against liability to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which a director derived an improper personal benefit.

Item 7. Exemption From Registration Claimed

Not applicable.

Item 8. Exhibits

See Index to Exhibits on page 7.

Item 9. Undertakings

(a) We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the matters stated above, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed the value we registered)

and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission in accordance with Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to that information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant in accordance with Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment will be deemed to be a new registration statement relating to the offered securities, and the offering of the securities at that time will be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report under Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report under Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the offered securities, and the offering of securities at that time will be deemed to be the initial bona fide offering thereof.

(c) To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant in accordance with the provisions mentioned above, or otherwise, we have been advised that in the opinion of the Commission indemnification under those circumstances is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against those liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, ResMed Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused and authorized the officers whose signatures appear below to sign this Registration Statement on its behalf by, in the City of Poway, State of California, USA, and in the City of Sydney, State of New South Wales, Australia on January 31, 2007.

RESMED INC.

By:	/s/ Peter C. Farrell
Peter C. Farrell, Chief Executive Officer and Chairman of the Board of Directors

By:	/s/ Brett Sandercock
Brett Sandercock, Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes and appoints Peter C. Farrell and Brett Sandercok as attorneys-in-fact and agents, each acting alone, with full powers of substitution to sign on his behalf, individually and in the capacities stated below, and to file any and all amendments, including post-effective amendments, to this registration statement and other documents in connection with the registration statement, with the Securities and Exchange Commission, granting to those attorneys-in-fact and agents full power and authority to perform any other act on behalf of the undersigned required to be done.

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of January 31, 2007.

Signature	Title
/s/ Peter C. Farrell
Peter C. Farrell	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)

/s/ Brett Sandercock
Brett Sandercock	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Donagh McCarthy Donagh McCarthy	Director

/s/ Gary W. Pace Gary W. Pace	Director

/s/ Michael A. Quinn Michael A. Quinn	Director

/s/ Christopher G. Roberts Christopher G. Roberts	Director

/s/ Richard Sulpizio Richard Sulpizio	Director

/s/ Ronald Taylor Ronald Taylor	Director

/s/ John Wareham John Wareham	Director

INDEX TO EXHIBITS

EXHIBIT		PAGE
4.1	Form of Certificate Evidencing Shares of Common Stock.	Note (1)

4.2	Rights Agreement dated as of April 23, 1997; First Amendment to Rights Agreement dated March 19, 1999; and Second Amendment to Rights Agreement dated January 23, 2001.	Note (2)

4.3	Indenture dated as of June 20, 2001 between ResMed Inc. and American Stock Transfer & Trust Company.	Note (3)

4.4	Registration Rights Agreement dated as of June 20, 2001 by and between ResMed Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Banc Alex Brown Inc., William Blair & Company, L.L.C., MacQuarie Bank Limited and UBS Warburg LLC.	Note (3)

4.5	Registration Rights Agreement dated as of May 14, 2002 between ResMed Inc., and Mr. Leslie Hoffman.	Note (4)

5.1	Opinion of David Pendarvis.	8

10.1	2006 Incentive Award Plan	Note (5)

23.1	Consent of David Pendarvis (included in Exhibit 5.1).	8

23.2	Consent of KPMG LLP	9

24	Power of Attorney (included in the signature page to this Registration Statement).	6

(1)	Incorporated by reference in the Company’s Registration Statement on Form S-1 (No. 333-91094) declared effective on June 1, 1995.
(2)	Incorporated by reference in the Company’s Registration Statement on Form 8-A12G filed on April 25, 1997; incorporated by reference in the Company’s Form 8-K filed on April 14,1999; and incorporated by reference in the Company’s Form 8-K filed on January 23, 2001.
(3)	Incorporated by reference in the Company’s Report on Form 10-K dated June 30, 2001.
(4)	Incorporated by reference in the Company’s Report on Form 10-K dated June 30, 2002.
(5)	Incorporated by reference in the Company’s 2006 Proxy Statement.